Sub-Item 77Q1: Exhibits
(e) Copies of any new or amended Registrant investment advisory contracts

1. Advisory Agreement between the Registrant and Rodney Square
Management Corporation ("RSMC") dated May 16, 2011 is filed herewith.

2. Sub-Advisory Agreement among the Registrant, RSMC and
Wilmington Trust Investment Management, LLC ("WTIM") dated May
16, 2011 is filed herewith

3. Sub-Advisory Agreement among the Registrant, with respect to the Wilmington Large-Cap Strategy Fund and Wilmington
Small-Cap Strategy Fund, RSMC and WTIM, dated May 16, 2011 is filed herewith.